[Canada Agreement]

                                  REVISED DRAFT
                           NOV. 25, 1998 (6:00 P.M. )









                        ASSET PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                           KAO INFOSYSTEMS CANADA INC.

                                       AND

                           3024203 NOVA SCOTIA COMPANY






                                NOVEMBER 28, 1998








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Articles                                                                   Page


                                TABLE OF CONTENTS

                        ASSET PURCHASE AND SALE AGREEMENT


Articles                                                                   Page

  1.     DEFINITIONS..........................................................1
  2.     BUSINESS ASSETS......................................................6
  3.     INTELLECTUAL PROPERTY................................................8
  4.     EXCLUDED ASSETS......................................................8
  5.     PURCHASE PRICE AND MISCELLANEOUS
              EXPENSES.......................................................10
  6.     SELLER'S WARRANTIES.................................................14
  7.     BUYER'S WARRANTIES..................................................20
  8.     BUYER'S INDEMNITY...................................................21
  9.     SELLER'S INDEMNITY..................................................22
10.      INTERIM PERIOD......................................................23
11.      EMPLOYEE BENEFIT MATTERS............................................24
12.      GOVERNMENTAL CONSENTS...............................................27
13.      CLOSING.............................................................28
14.      POST CLOSING........................................................32
15.      BULK SALES ACT......................................................36
16.      RIGHT OF TERMINATION; DISPUTE SETTLEMENT............................37
17.      SURVIVAL, REMEDIES AND PROCEDURE FOR
              INDEMNIFICATION................................................38
18.      MISCELLANEOUS.......................................................42


EXHIBITS:

         Exhibit I                  Undertaking of Assumption................47
         Exhibit II                 Bill of Sale.............................49
         Exhibit III                Agreement of Guaranty  (by Kao)..........51
         Exhibit IV                 Agreement of Guaranty (by Zomax).........54


SCHEDULES:

         Schedule 1.0               Employees Relevant to "Seller's knowledge"
                                      and "Buyer's knowledge"
         Schedule 2.01(a)           Land
         Schedule 2.01(b)           Leased Premises
         Schedule 2.02              Machinery and Equipment
         Schedule 2.04              Permits
         Schedule 2.08              Computer Software Assets
         Schedule 3.01              Intellectual Property Rights
         Schedule 5.03(b)           Inventory, Etc. Valuation Procedure
         Schedule 5.05              Allocation of Purchase Price
         Schedule 6.11(b)           Seller's Required Approvals
         Schedule 6.20              Exceptions to Required Assets
         Schedule 6.21              Software Compliance with Year 2000
         Schedule 7.03              Buyer's Required Approvals
         Schedule 11.01             Employees
         Schedule 13.02(f)          Agreements to be executed by Buyer
         Schedule 13.03(d)          Agreements to be executed by Seller
         Schedule 13.04(f)          Consents for Assignment of Contracts
         Schedule 14.11             Exceptions to Noncompetition Restrictions

DISCLOSURE SCHEDULES:

         Disclosure Schedule 6.05   Litigation and Investigations
         Disclosure Schedule 6.06   Environmental Claims
         Disclosure Schedule 6.07   Exceptions to Title to Land
         Disclosure Schedule 6.09   Material Contracts
         Disclosure Schedule 6.10   Exceptions to Intellectual Property Rights,
                                    Etc.
         Disclosure Schedule 6.11   Compliance with Laws, Etc.
         Disclosure Schedule 6.14   Employment Contracts, Etc.
         Disclosure Schedule 6.15   Employee Benefit Matters
         Disclosure Schedule 6.18   Product Liability Matters

                        ASSET PURCHASE AND SALE AGREEMENT


         THIS AGREEMENT, entered into and effective as of the 28th day of November, 1998, by and between KAO INFOSYSTEMS CANADA INC., a corporation incorporated under the laws of the Province of Ontario, with its principal place of business at, 10 Didak Drive, Arnprior, Ontario, Canada K7S 3H2 ("Seller"), and 3024203 NOVA SCOTIA COMPANY, a Nova Scotia corporation, with its principal place of business at c/o Kate Harris, 430-1741 Brunswick Street, Halifax, Nova Scotia, Canada B3J 3X8 ("Buyer").


                               W I T N E S S E T H

         WHEREAS, Seller owns and operates the Business (as defined below along with other capitalized terms); and

         WHEREAS, Buyer desires to purchase certain assets and acquire certain rights of Seller relating to the Business and assume the Assumed Liabilities, and Seller desires to sell such assets, and transfer such rights and the Assumed Liabilities;

         WHEREAS, Kao Corporation, a Japanese corporation ("Kao"), owns directly or indirectly all of the stock of Seller;

         WHEREAS, Zomax Optical Media, Inc., a Minnesota corporation ("Zomax") owns directly or indirectly all of the stock of Buyer;

         NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, and subject to the terms, conditions, covenants and provisions of this Agreement, Seller and Buyer mutually covenant and agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

         1.01. As used in this Agreement, the following terms have the following meanings:

         "Accounts Payable" means the trade accounts payable in the ordinary course of business as of Closing (whether or not due) which have arisen from the purchase of goods and/or services by the Business from its suppliers together with the amount payable by Seller to Transferred Employees for vacation time that is accrued and unpaid and together further with any amount referred to in
Section 5.08(a)(i).

         "Acquisition Documents" has the meaning ascribed in Section 13.02(d)(ii) of this Agreement.

         "Affiliate" means with respect to a specified entity, an entity that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with the entity specified; provided, that, without limiting the generality of the foregoing, the term "Affiliate" shall not include any entity in which a Party has a fifty percent or less ownership interest.

         "Agreement" means this Asset Purchase and Sale Agreement together with all its Schedules, Disclosure Schedules and Exhibits.

         "Assumed Liabilities" has the meaning ascribed in Section 5.01 of this Agreement.

         "Bill of Sale" means that agreement attached as Exhibit II to this Agreement.

         "Business" means the business of compact disc (CD) multi-media services, replication, duplication, turnkey assembly and fulfillment presently conducted by Seller at the Plant and the Leased Premises and specifically excluding the business relating to FD Assets at any time.

         "Business Assets" has the meaning ascribed in Article 2 of this Agreement.

         "Business Personnel" has the meaning ascribed in Section 6.15 of this Agreement.

         "Business Records" has the meaning ascribed in Section 2.06 of this Agreement.

         "Buyer's knowledge" and phrases of like impact shall mean the actual knowledge of Buyer's employees listed on Schedule 1.0 hereto.

         "Closing" has the meaning ascribed in Section 13.01 of this Agreement.

         "Closing Date" means the date on which Closing occurs.

         "Computer Software Assets" has the meaning ascribed in Section 2.08 of this Agreement.

         "Contracts" has the meaning ascribed in Section 2.05 of this Agreement.

         "Control" and phrases of like impact shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and operating policies of the entity in respect of which the determination is being made, through the ownership of voting securities, contract, voting trust or otherwise.

         "Effective Date" means the effective date of this Agreement and is the date written in the preamble to this Agreement.

         "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability of Seller arising out of, based on or resulting from, in part or in whole, (a) the presence, or release into the environment, of any Materials of Environmental Concern at the Plant or any Leased Premises or (b) circumstances forming the basis of any violation, or alleged violation, of Environmental Laws.

         "Environmental Laws" means the applicable federal, provincial, regional, county, municipal, and local environmental, health or safety laws, regulations, ordinances, and rules, and the common law relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation, disposal, emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to protection of the environment, as the same may be amended or modified, including, without limitation, the statutes listed below: Canadian Environmental Protection Act of 1985, as amended; Transportation of Dangerous Goods Act (Canada) of 1992, as amended; Environmental Protection Act (Ontario) of 1990, as amended; and Ontario Water Resources Act of 1990.

         "Environmental Liabilities" has the meaning ascribed in Sections 8.03 and 9.02 of this Agreement.

         "Excluded Assets" has the meaning ascribed in Article 4 of this Agreement.

         "Excluded Liabilities" has the meaning ascribed in Section 5.02 of this Agreement.

         "Excluded Records" has the meaning ascribed in Section 2.06 of this Agreement.

         "Fixtures" has the meaning ascribed in Section 2.01(a) of this Agreement.

         "FD" means floppy disk or disks and magnetic media of any kind.

         "FD Assets" has the meaning ascribed thereto in Section 4.12 hereof.

         "GAAP" means Canadian generally accepted accounting principles consistently applied.

         "Improvements" has the meaning ascribed in Section 2.01(a) of this Agreement.

         "Intellectual Property" means patents, trademarks, copyrights and technical information that is protected by law from infringement.

         "Intellectual Property Rights" has the meaning ascribed in Section 2.09 of this Agreement.

         "Inventory" has the meaning ascribed in Section 2.07 of this Agreement.

         "Irish Agreement" means the agreement dated on or about the date of this Agreement made between Kao and Buyer or its Affiliate and relating to the purchase and sale of stock described in such agreement.

         "ITA" means the Income Tax Act (Canada) of 1985, as amended.

         "Kao Guaranty" means the Agreement of Guaranty, in the form attached hereto as Exhibit III, providing a guaranty by Kao in favor of Buyer.

         "Land" has the meaning ascribed in Section 2.01(a) of this Agreement.

         "Leased Premises" has the meaning ascribed in Section 2.01(b) of this Agreement.

         "Losses" has the meaning ascribed in the first paragraph of Article 8 of this Agreement.

         "Machinery and Equipment" has the meaning ascribed in Section 2.02 of this Agreement.

         "Material Contract" means those contracts to which Seller is a party (other than purchase orders to sell or buy in the ordinary course of business) which relate to the Business and have an aggregate remaining value of at least $25,000. For purposes hereof, "remaining value" refers to the revenue thereon as to which Seller has a contractual right, or the cost thereof as to which Seller has a contractual duty, prior to expiration thereof or the possible exercise of a termination right thereunder.

         "Materials of Environmental Concern" means any toxic or hazardous waste, pollutants or substances, including, without limitations, asbestos, radon, PCBs, petroleum products and byproducts, substances defined or listed as a pollutant, air pollutant, "hazardous substance", "toxic substance", "toxic pollutant", "medical waste" or similarly identified substance or mixture, in or pursuant to any of the Environmental Laws.

         "Miscellaneous Assets" has the meaning ascribed in Section 2.10 of this Agreement.

         "Offeree Employees" has the meaning ascribed in Section 11.01 of this Agreement.

         "Office Equipment" has the meaning ascribed in Section 2.03 of this Agreement.

         "Other Purchase and Sale Agreements" means the other agreements (viz. the Irish Agreement and the U.S. Agreement), dated on or about the date hereof, which Buyer or its Affiliates have entered into with Kao Infosystems Company, and Kao, respectively, for the purchase and sale of assets and stock, respectively, described in those other agreements.

         "Party" means either Buyer or Seller.

         "Parties" means both Buyer and Seller.

         "PBA" means the Pension Benefit Act (Ontario) of 1990, as amended.

         "Permits" has the meaning ascribed in Section 2.04 of this Agreement.

         "Permitted Exceptions" has the meaning ascribed in Section 6.07 of this Agreement.

         "Plant" has the meaning ascribed in Section 2.01(a) of this Agreement.

         "Profit Sharing Plan" has the meaning ascribed in Section 11.05(b) of this Agreement.

         "Purchase Price" has the meaning ascribed in Section 5.03 of this Agreement.

         "Receivables" means the trade accounts receivable as of Closing arising from the sale of products and/or services by the Business to its customers.

         "Seller's Benefit Plans" has the meaning ascribed in Section 6.15 of this Agreement.

         "Seller's knowledge" and phrases of like impact shall mean the actual knowledge of Seller's employees listed on Schedule 1.0 hereto.

         "Tangible Property" has the meaning ascribed in Section 6.08 of this Agreement.

         "Taxes" has the meaning ascribed in Section 5.06.

         "Third Party" shall mean a party other than either of the Parties or their respective Affiliates.

         "Transferred Employee(s)" has the meaning ascribed in Section 11.01 of this Agreement.

         "Undertaking of Assumption" means that agreement attached as Exhibit I to this Agreement.

         "U.S. Agreement" means the agreement dated on or about the date of this Agreement made between Kao Infosystems Company and Buyer or its Affiliate and relating to the purchase and sale of assets described in such agreement.

         "Zomax Guaranty" means the Agreement of Guaranty, in the form related hereto as Exhibit IV, providing a guaranty by Zomax in favor of Seller.

         1.02. Unless otherwise noted, all dollar amounts set forth herein are expressed in United States currency. If for any reason whatsoever it becomes necessary to convert any sum due under this Agreement from one currency ("the first currency") into United States dollars ("the second currency") or vice versa, such conversion shall be made at the rate of exchange prevailing on the business day prior to the date such payment is due. For this purpose "rate of exchange" means the rate at which the party converting such currency could purchase the second currency with the first currency, using the rates quoted by the New York Times, and "business day" means a day on which banks in New York City are generally open for business.

         1.03. Reference to Sections are to sections of Articles of this Agreement and references to Articles and Exhibits are to Articles of and Exhibits to this Agreement.

         1.04 Reference to Schedules or Disclosure Schedules are to the attached schedules and disclosures schedules hereto which are incorporated herein by reference.



                                    ARTICLE 2
                                 BUSINESS ASSETS

         Seller agrees to grant, sell, convey, assign, transfer and deliver unto Buyer, and Buyer agrees to purchase, accept and take delivery of the following assets of Seller relating to the Business (hereinafter collectively referred to as the "Business Assets") as of the Closing Date:

         2.01 Real Property/Leaseholds:

              (a) The land described in Schedule 2.01 (a) hereto (the "Land"), together with all buildings, improvements and structures located on the Land (the "Improvements"), and all permanently affixed equipment, machinery, fixtures, and other items of real and/or personal property used in connection with and permanently affixed to or incorporated into the Improvements (the "Fixtures"); provided, that any such equipment, machinery, fixtures, etc. leased by Seller shall be deemed Fixtures and included in the Business Assets only if the lease agreement relating thereto constitutes a Contract and, then, subject to the terms of said lease agreement. The Land, the Improvements and the Fixtures are collectively referred to herein as the "Plant".

              (b) The leasehold interest created by each lease of real property that is described in Schedule 2.01(b) and constitutes a Contract (the "Leased Premises").

         2.02 Machinery and Equipment: Except as described in Article 4 hereof, manufacturing, storage, distribution, transportation and other machinery and equipment owned by Seller (or Seller's leasehold interest therein under leases that are Contracts) and located at the Plant or Leased Premises on the date hereof excluding FD Assets, including that listed in Schedule 2.02, subject to changes in the ordinary course of business (the "Machinery and Equipment").

         2.03 Office Equipment: The office equipment, furniture, files, cabinets, computer hardware and related tangible personal property situated, on the date hereof excluding FD Assets, at the Plant, and owned by Seller (or Seller's leasehold interest therein under leases that are Contracts) (the "Office Equipment") subject to changes in the ordinary course of business; provided, that software loaded on computers shall be deemed Business Assets only if such software constitutes Computer Software Assets.

         2.04 Permits: To the extent transferable or assignable to Buyer without breaching any applicable law or regulation or any other enforceable obligation of Seller, all rights in and to all permits, consents, licenses, authorizations, and approvals used in the Business, including those listed in Schedule 2.04, which are required by any governmental entity in order for Seller to conduct the Business as presently conducted (excluding general corporate and other similar authorizations not specific to the Business, such as qualifications to transact business) (the "Permits").

         2.05 Contracts: Except as identified in Article 4 hereof, all sales orders and contracts, purchase orders and contracts, distribution agreements, development agreements, consulting agreements, real property leases, equipment and other personal property leases, licenses (including software licenses) and other contracts or agreements which relate exclusively to the Business, to the extent they shall not have been terminated on or before the Closing Date, and to the extent the consent of any Third Party to the assignment thereof to Buyer is either not required or has been obtained and to the extent they are not in default and such default has not been cured (the "Contracts"). For any such contract or agreement which is not so assignable by Seller to Buyer without the consent of a Third Party, Seller shall use reasonable efforts to arrange for Buyer to obtain such consent prior to Closing, and Buyer shall reasonably assist Seller's efforts. Seller shall not be required to incur or bear any cost or expense to obtain such consent, and obtaining such consent shall not be required or (except as otherwise expressly set forth herein) deemed a condition of Closing. For the purposes of this Agreement, the following shall not constitute
Contracts: (a) Receivables; (b) Accounts Payable; and (c) agreements between Seller and its employees, relating to their terms and conditions of employment with Seller (including without limitation collective bargaining agreements), except those expressly identified in Disclosure Schedule 6.09.

         2.06 Business Records: All business records prepared in the ordinary course of business and now existing (subject to changes in the ordinary course of business) relating solely or principally to the Business (other than those related to the divestiture of the Business or to Seller's Benefit Plans, and those comprising communications with Seller's Affiliates, attorneys, accountants and consultants or not pertaining in some material way to the Business Assets or Assumed Liabilities ("Excluded Records"), subject in all cases to third party confidentiality restrictions or legally required consents), including market information, sales aids, customer and supplier lists, sales history and historical site specific accounting information, and records related to Intellectual Property Rights, whether or not located, as of the Closing Date, at the Leased Premises, which relate solely or principally to the Business as it is conducted by Seller at the Leased Premises (the "Business Records"). For purposes of this Agreement, the consent of a Transferred Employee to the disclosure of his or her employment file shall be deemed to be a legally required consent. Each party shall be allowed reasonable access to and have the right to copy those records that relate to the Business which are conveyed to or retained by the other party.

         2.07 Inventory: The inventories of raw materials, stores, tools, work in process, finished goods, supplies and packaging materials held for use or generated by the Business at Closing, which are located at or in transit to or from the Leased Premises, field warehouses or customer locations (the "Inventory").

         2.08 Computer Software Assets: All computer software, data rights, and documentation used in the conduct of the Business as of the date hereof including those described in Schedule 2.08 (the "Computer Software Assets"); provided, that any such software, data rights and documentation that are subject to a license or other agreement shall be deemed Computer Software Assets and included in the Business Assets only if such license or agreement constitutes a Contract and, then, subject to the terms of said license or agreement. As to any such software or rights which are not so transferable by Seller, Seller shall use reasonable efforts to arrange for Buyer to obtain the right to use that software or those rights, and Buyer shall reasonably assist Seller's efforts. Except as otherwise explicitly set forth herein, the transfer of any Computer Software Assets shall not be a condition of closing. Buyer shall be responsible for any fees or royalty payments required to obtain such right, and Seller shall not be required to incur or bear any cost or expense in order for Buyer to obtain such right.

         2.09 Intellectual Property Rights: The rights to the Intellectual Property used by Seller in the conduct of the Business that are delineated in
Article 3 ("Intellectual Property Rights").

         2.10 Miscellaneous Assets: The Receivables as of the Closing Date and prepaid expenses as of the Closing Date that will inure to the benefit of Buyer, including but not limited to prepaid royalties and prepaid tax assessments generated or incurred in the Business as prorated to Buyer pursuant to Article 5 ("Miscellaneous Assets").


                                    ARTICLE 3
                              INTELLECTUAL PROPERTY

         3.01 Intellectual Property Rights: As of the Closing Date, Seller also shall grant to Buyer certain rights to Intellectual Property, which rights are described in Schedule 3.01.


                                    ARTICLE 4
                                 EXCLUDED ASSETS

         Notwithstanding anything, express or implied, to the contrary contained in this Agreement, the following assets of Seller and Seller's Affiliates are excluded from the transaction described by this Agreement and shall not constitute a portion of the Business Assets (the "Excluded Assets"):

         4.01 Promissory Notes: All promissory notes or indebtedness owing to Seller, gother than that associated with Receivables.

         4.02 Cash and Investments: All cash on hand or in banks, including cash equivalents and investments.

         4.03 Prepaid Taxes, Expenses and Advances: All prepaid taxes, expenses and advances, as prorated to Seller in accordance with Article 5.

         4.04 Tax Withholdings: All taxes withheld by Seller from its employees' salaries and wages, and other taxes of Seller incurred by it as an employer, vendor or otherwise in the conduct of the Business, which Seller is obligated to pay, and rights to claims for refunds of any such taxes.

         4.05 Seller's Name and Trademarks: Except as expressly set forth in
Section 14.07, all rights in the trade name "KAO" , "KAO INFOSYSTEMS", and "KAO INFOSYSTEMS CANADA", or any other trademark or trade name, web site or Internet domain name of Seller , its Affiliates or any other party not explicitly listed on the Schedule 3.01 to this Agreement.

         4.06 Insurance Policies: All insurance policies, proceeds therefrom, and rights thereunder.

         4.07 Business Records: The Excluded Records and all other business records not specifically described in Section 2.06.

         4.08 Corporate Computer Assets: All corporate computer systems (hardware and software) and licenses (including, but not limited to, the BaaN computer system (hardware and software) and license and the Oracle software license, Seller's electronic and voice mail systems, freight related systems and order entry systems) which are not provided for in Section 2.08 or listed in
Schedule 2.08.

         4.09 Causes of Action: All causes of action or claims of Seller against third parties, relating to the conduct of the Business by Seller prior to Closing, whether known or unknown on the Closing Date, excluding Receivables.

         4.10 Subsidiaries: Any equity or other interest in any corporation, partnership, joint venture, trust, limited liability company, association or other legal entity.

         4.11 Other Sites: All assets of Seller not used in the Business or located at sites other than the Plant and Leased Premises.

         4.12. FD Assets: The following assets ("FD Assets"): all equipment and other personal property used in the manufacture or sale of FD or other media, including but not limited to FD manufacturing and certifying equipment, as well as any inventory or receivables relating to FD, media, computer tape, CD-R, printer and copier paper and other products not used or sold in the Business.

         4.13. Other Assets: All other assets of Seller and Seller's Affiliates not specifically included in the Business Assets.



                                    ARTICLE 5
                    PURCHASE PRICE AND MISCELLANEOUS EXPENSES

         Subject to the terms and conditions of this Agreement, Buyer and Seller agree as follows:

         5.01 Assumption of Liabilities: Pursuant to the terms of the Undertaking of Assumption, Buyer shall assume and agree to pay, discharge and perform when due all liabilities and obligations (whether known or unknown, fixed or contingent) of Seller, to the extent that they arise out of the ownership, use or operation of the Business Assets on and after the Closing Date as well as all Accounts Payable existing on the Closing Date (the foregoing liabilities and obligations being referred to herein as the "Assumed Liabilities"). The Assumed Liabilities include, but are not limited to:


              (a) All obligations arising from and after the Closing under Contracts, Permits and other agreements (including, without limitation, the Contracts and agreements regarding Computer Software Assets) assigned by Seller to Buyer in accordance with this Agreement; and

              (b) All Accounts Payable (net of any credits or refunds accruing with respect thereto in the period prior to the Closing Date) existing on the Closing Date and used to calculate the value of Accounts Payable per Section 5.03(a)(4). It is understood and agreed that the Accounts Payable shall be absolute obligations of Buyer to pay and shall be timely paid by Buyer in strict accordance with their terms. Buyer's obligation to pay same shall not be subject to any setoff, withholding, counterclaim or refusal to pay which Buyer may have or claim to have against either Seller or the payee on any of the Accounts Payable.

         5.02 Excluded Liabilities: Except as provided in Section 5.01, Buyer shall not assume any liabilities and obligations (whether known or unknown, fixed or contingent) of Seller to the extent that they arise out of or relate to the ownership, use or operation of the Business Assets prior to the Closing Date ("Excluded Liabilities"). The Excluded Liabilities include, but are not limited to, the following:

              (a) Indebtedness for borrowed money incurred prior to the Closing Date;

              (b) Wages, salaries and variable compensation earned by employees in the Business prior to the Closing Date; and

              (c) All employee benefit liabilities and claims incurred, accrued or earned under any arrangement of Seller and its Affiliates (other than those relating to Accounts Payable).

         5.03 (a) Purchase Price: The purchase price ("Purchase Price") shall be the sum of:

                   (1) Six Million and Two Hundred Thousand Dollars ($6,200,000.00) for the Business Assets (other than items described in Section 5.03(a) (2) and (3)), and for all other rights and obligations contemplated hereunder;

                   (2) the value of the Inventory as of Closing computed in accordance with Schedule 5.03(b); and

                   (3) the value of the Receivables and other Miscellaneous Assets as of Closing computed in accordance with the provisions of Schedule 5.03(b); and

                   (4) the value (expressed as a negative number) of Accounts Payable (net of any credits or refunds accruing with respect thereto in the period prior to the Closing Date) as of Closing computed in accordance with the provisions of Schedule 5.03(b).

              (b) (1) Five business days prior to Closing Seller shall provide to Buyer in writing an estimate of the values described in Section 5.03(a)(2)
(3) and (4) (whether totaling a negative or positive number), which values shall be added to the amount set forth in Section 5.03(a)(1) in order to determine the amount paid by Buyer to Seller at the Closing. All estimates shall be computed in accordance with the methodology set forth in Schedule 5.03(b). Buyer shall be provided access to the written information used by Seller to calculate such estimates concurrent with Seller's preparation of such estimates, and such estimates shall be explained to Buyer promptly after they are calculated.

                   (2) No later than 45 days following Closing, Seller shall provide to Buyer a report setting forth the actual amount of the values described in Section 5.03(a)(2), (3) and (4) as of the Closing, using the same valuation methods as required herein to be used in preparing the estimates for such values. Seller shall make available to Buyer Seller's books, records and personnel related to and involved in the calculation of such actual values, and Buyer shall make available to Seller the Business books, records and Transferred Employees to the extent reasonably necessary for Seller to complete such valuations.

                       (A)  If the actual amount of the values described in
Section 5.03(a)(2), (3) and (4) as of the Closing, when combined, is greater than the estimate thereof, when combined, used to calculate the Purchase Price, Buyer shall remit to Seller such difference within 25 days of receipt by Buyer of Seller's report, assuming objections to the report are not submitted by Buyer in accordance herewith or if such objections are submitted, within 7 days of resolution of such objection. Buyer shall pay to Seller within 25 days of receipt by Buyer of Seller's report all amounts relating to the report that are not disputed.

                       (B) If the actual amount of the values described in
Section 5.03(a)(2), (3) and (4) as of the Closing, when combined, is less than the estimates thereof, when combined, used to calculate the Purchase Price, Seller shall remit to Buyer such difference within 25 days of receipt by Buyer of Seller's report, assuming objections to the report are not submitted by Buyer in accordance herewith or if such objections are submitted, within 7 days of resolution of such objection. Seller shall pay to Buyer within 25 days of receipt by Buyer of Seller's report all amounts relating to the report that are not disputed.

                   (3) By submittal of a written objection thereto no later than 20 days following receipt of Seller's subsection 5.03(b)(2) report, Buyer may dispute any amounts reflected on Seller's report but (A) only on the basis that the amounts reflected thereon were not arrived at in accordance with the terms of Schedule 5.03(b), and (B) only if the amount disputed exceeds in the aggregate $25,000. Such objection shall identify each disputed item with a reasonable description of the amount in dispute and the nature of the objection. If Buyer and Seller are unable to resolve such dispute within 30 days following Seller's receipt of Buyer's objection, they shall submit the open matter(s) to a mutually agreed certified public accountant (or if the Parties shall be unable to agree within five days of a request by either Party to do so, a certified public accountant jointly selected by the Parties' respective accountants) who shall, within 30 days of such submittal, issue a determination to both parties made in accordance with the terms of this Agreement, which determination shall be final and binding on the Parties. The fees and expenses of such certified public accountant shall be allocated between Buyer and Seller in the same proportion that the aggregate amount of disputed items so submitted that is unsuccessfully disputed by Buyer bears to the total amount of all disputed items so submitted.

              (c) If by operation of Section 5.03(b) above, an item of Inventory or a Receivable or a Miscellaneous Asset is accorded no value, Seller at its option and expense may require Buyer to return such Inventory item or assign such Receivable or Miscellaneous Asset to Seller for no additional consideration, and shall allow Seller reasonable access to any documentation supporting collection of the Receivable or Miscellaneous Asset.

         5.04 Payment Terms: The Purchase Price shall be payable in immediately available funds in United States Dollars by wire transfer to an account at a bank or banks to be designated by Seller in writing to Buyer prior to the Closing Date.

         5.05 Allocation: The Parties have agreed on a schedule, attached hereto as Schedule 5.05, to allocate the Purchase Price among the various categories of Business Assets and other rights to be transferred to or otherwise acquired by Buyer pursuant to this Agreement. The allocation as provided in Schedule 5.05 (with any resulting adjustments to asset values arising out of application of Section 5.03(b)(3) above) shall be used by the Parties in reporting the transactions contemplated by this Agreement for all tax purposes. Neither Party shall take any position on any of its tax returns that is inconsistent with such allocation.

         5.06 Sales, Use, Transfer and Similar Taxes and Charges:

              (a) Buyer shall bear and pay the following ("Taxes"): all sales or use taxes and any transfer, documentation, gross receipts, custom duties, value added and other taxes and charges, as well as all interest and penalties thereon upon or with respect to the sale or transfer of the Business Assets by Seller to Buyer pursuant to this Agreement but shall not include income taxes payable by Seller. To the extent that any applicable law or regulation imposes upon Seller the obligation to report or to pay Taxes, Buyer shall promptly reimburse Seller therefor upon receipt of Seller's invoice for the amount of such payments. If the sale or transfer of any or all of the Business Assets is exempt from such taxes or charges, Buyer shall provide Seller with appropriate exemption documents prior to the Closing Date.

              (b) Provided that the Seller and the Buyer are so entitled pursuant to Section 167 of the Excise Tax Act, the Seller and the Buyer shall, on or before Closing, jointly execute an election, in prescribed form containing prescribed information, to have subsection 167(1.1) of the Excise Tax Act apply to the transfer of the Business Assets hereunder, such that no tax is payable in respect of such transfer under Part IX of the Excise Tax Act and the Buyer shall file such election with the Minister of National Revenue within the time prescribed by the Excise Tax Act.

              (c) Provided that the Seller and the Buyer are so entitled pursuant to the Quebec Sales Tax Act, the Buyer and the Seller shall, on or before Closing, jointly execute an election, in prescribed form containing prescribed information, to have Section 75.1 of the Quebec Sales Tax Act apply to the transfer of the Business Assets hereunder, such that no tax is payable in respect of such transfer under the Quebec Sales Tax Act and the Buyer shall file such election with the Minister of Revenue of Quebec within the time prescribed by the Quebec Sales Tax Act.

         5.07 Property Taxes: All applicable real and personal property taxes levied or assessed for the tax year in which the Closing occurs against the Business Assets shall be prorated and shall be the responsibility of Seller up to and including midnight preceding the Closing Date; the balance of any such taxes shall be borne by Buyer; or, if Seller shall have paid any of the same, Buyer shall promptly reimburse Seller therefor.

         5.08 Miscellaneous Charges:

              (a) Concurrently with or promptly after the Closing, the Parties shall apportion all fees and charges for utilities and other periodic payments relating to the Business as follows:

                  (i) those relating to the period prior to and including midnight preceding the Closing shall be for the account of Seller but shall be deemed included within Accounts Payable to the extent not actually paid by Seller.

                  (ii) those relating to the period after midnight preceding the Closing shall be the responsibility of Buyer and shall be reimbursed by Buyer to Seller to the extent actually paid by Seller.

              (b) Premiums and other charges for the issuance of an Owner's Title Insurance Policy on the Plant, if any is desired by Buyer, shall be paid by Buyer.

              (c) The cost of making a new survey of the Plant, and preparing a plat thereof, if any is desired by Buyer, shall be paid by Buyer.


                                    ARTICLE 6
                               SELLER'S WARRANTIES

         Except as otherwise provided in this Agreement or disclosed in the Schedules or Disclosure Schedules, Seller represents and warrants as of the date hereof and as the date of Closing as follows:

         6.01 Organization; Good Standing: Seller is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario and has corporate power to own the Business Assets and to carry on the Business as now being conducted. Kao is a corporation duly organized, validly existing and in good standing under the laws of Japan and has corporate power to execute, deliver and perform the Guaranty.

         6.02 No Conflict with Other Instruments or Agreements: Neither the execution, delivery or performance of this Agreement by Seller, nor the consummation of the transactions contemplated by this Agreement by Seller will:

              (a) violate any provision of the Articles of Incorporation, Bylaws or similar constitutional documents of Seller, or any law, rule, regulation, order, judgment or decree by which Seller or any of the Business Assets may be bound; or

              (b) conflict with, result in a breach of the terms and conditions of, or result in the imposition of any lien or other encumbrance on or with respect to any of the Business Assets as a result of the provision of, or constitute a default under, any agreement (except with respect to any Contract under which a default is caused by the assignment thereof by Seller) to which Seller is a party or by which it or any of the Business Assets may be bound.

         6.03 Authorization: Seller has the corporate power, including all necessary authorization, to execute, deliver and fulfill the provisions of this Agreement.

         6.04 Binding Effect: This Agreement constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the enforcement of creditors' rights generally and rules and laws concerning equitable remedies.

         6.05 Litigation and Investigations: Except as may be disclosed to Buyer in Disclosure Schedule 6.05 or as may be set forth below in Section 6.06, there is no material litigation, action, or proceeding pending against Seller, nor to Seller's knowledge is any material litigation, proceeding or investigation threatened against Seller, as a result of its ownership of the Business Assets or operation of the Business or against the Business Assets for any reason whatsoever; and the use or operation of the Business Assets is not subject to any injunction, order, judgment, writ or decree to any material extent.

         6.06 Environmental Matters: Except as may be disclosed to Buyer in Disclosure Schedule 6.06, there are no pending Environmental Claims of a material nature, nor has Seller received any written notice of any Environmental Claims of a material nature, nor to Seller's knowledge are there any facts or circumstances relating to the Business Assets or the Business that give rise to any Environmental Claims of a material nature, or any noncompliance with or liability or responsibility under any administrative or judicial judgments or orders or Environmental Laws.

         6.07 Title to Plant: Seller has good and marketable title in fee simple to the Plant, which will as of Closing be free and clear of any mortgage, judgment, security interest, lease, lien or other encumbrance, and insurable at regular rates by a nationally recognized title insurance company selected by Buyer doing business in Canada, subject, however, to the following ("Permitted Exceptions"):

              (a) all matters which an inspection of the Plant would show;

              (b) real estate taxes and installments of governmental assessments for public improvements benefiting the Plant, which are not delinquent;

              (c) any encroachments or other defects which a survey of the Plant would reveal;

              (d) any registered restrictions or covenants that run with the Land provided that such are complied with; any registered municipal agreements and registered agreements with publicly regulated utilities provided such have been complied with, or security has been posted to ensure compliance and completion; any easements for the supply of domestic utility or telephone services to the Plant or adjacent properties; and any easements for drainage, storm or sanitary sewers, public utility lines, telephone lines, cable television lines or other services which do not materially affect the present use of the Plant; and

              (e) all exceptions and reservations to Seller's title in the Land as set forth in Disclosure Schedule 6.07.

         6.08  Title to Tangible Property:

              (a) Seller has legal and beneficial ownership of the Machinery and Equipment, Office Equipment, Inventory and Business Records (the "Tangible Property").

              (b) The Tangible Property will, as of Closing, be free and clear of all liens, mortgages, judgments, security interests, easements, restrictions, charges, or other encumbrances.

              (c) No third party has any option or right of first refusal to purchase all or any part of the Tangible Property.

         6.09  Contracts and Other Agreements:

              (a) Disclosure Schedule 6.09 sets forth a list that includes (but is not necessarily limited to) all Material Contracts. Subject to confidentiality restrictions, true and correct copies of the Material Contracts have been provided to Buyer. No other party to any Material Contract has notified Seller in writing that it considers Seller to be in breach thereof, and, to Seller's knowledge, no other party to any Material Contract is threatening to allege such breach. To Seller's knowledge, Seller is not in material default of any provision of a Material Contract.

              (b) Seller makes no warranty with regard to the assignability of rights or delegation of duties under Contracts or other contracts or agreements relating to the Business. Subject to confidentiality restrictions, Buyer shall form its own opinion with regard to the enforceability of the commitments by any party thereto therein contained, compliance by the other parties thereto with their undertakings thereunder, assignability and delegation thereof, and ongoing obligations of Buyer to such other parties after Buyer's assumption of such obligations as set forth herein.

              (c) Seller makes no warranty with regard to the assignability of rights or delegation of duties under any agreements or arrangements which relate to the Business but are not exclusive to the Business . For any services that will not be provided to Buyer under a separate agreement with Seller, Seller shall provide reasonable assistance to Buyer in Buyer's effort to obtain such services from entities now providing the same to the Business. Buyer shall be responsible for all costs associated with obtaining such services.

         6.10  Intellectual Property:

              (a) Except as may be disclosed to Buyer in Disclosure Schedule
6.10 and as set forth in Section 6.09(c), Seller has legal and beneficial ownership of, and has the right to convey all of the Intellectual Property Rights and Seller has not received written notice of any pending, nor to Seller's knowledge is there currently threatened any, material claim, suit or proceeding contesting any of the Intellectual Property Rights.

              (b) Except as set forth in Disclosure Schedule 6.10, Seller has not received written notice of any pending, nor to Seller's knowledge is there currently threatened any material claim, suit or proceeding alleging that the operation or use of the Business Assets infringes a patent of another party. To Seller's knowledge, its operation and use of the Business Assets does not infringe the Intellectual Property of others to any material extent.

         6.11  Compliance with Law; Governmental Consents:

              (a) Except as set forth in Disclosure Schedule 6.11 or otherwise set forth herein, to Seller's knowledge, the operations of the Business are in substantial compliance with all material applicable laws and regulations having the force of law, and the Seller has not been notified in writing of any noncompliance therewith. This is not intended to relieve Buyer of its responsibility for ensuring such compliance from the Closing Date forward.

              (b) Except as set forth in Schedule 6.11(b), no consent, authorization, or approval of, or exemption by, or filing with, any court or governmental, public, or self-regulatory body of authority, that is material to the operation of the Business, is required in connection with the execution, delivery and performance by Seller of this Agreement or of any of the instruments or agreements herein referred to, or the taking of any action herein contemplated to be taken by Seller.

         6.12 Brokers or Finders: Except for its obligations to KPMG, for which Seller and its Affiliates are solely responsible, Seller has not incurred an obligation or liability, contingent or otherwise, for broker's or finder's fees with respect to the matters provided for in this Agreement.

         6.13 Taxes: No taxes related to the Business Assets are in dispute to any material extent. Seller has, or as of Closing shall have, filed all federal, provincial, state and local tax returns and reports then required to be filed and paid all taxes, interest, penalties and other charges then due on such tax returns and reports or claimed by any taxing authority or otherwise to be due in respect thereof to any material extent.

         6.14 Labor Matters:

              (a) Except as set forth in Disclosure Schedule 6.14, the Business has no employment contracts or collective bargaining agreements relating to the Transferred Employees other than such contracts which are not Assumed Liabilities and for which Seller retains all liability.

              (b) As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Seller pending or, to Seller's knowledge, threatened that may interfere with the Business.

              (c) To Seller's knowledge, Seller has complied in all material respects relating to the Business with all applicable legal requirements relating to the employment of personnel, plant closing, layoffs, and collective bargaining. Buyer will have all responsibility for such compliance in the period on and after Closing.

         6.15 Employee Benefit Matters.

              Disclosure Schedule 6.15 lists each employee benefit plan, program, arrangement and contract (including, without limitation, any "Benefit Plan", as specified in Part X of the Employment Standards Act (Ontario) R.S.O. 1990, as amended that (i) is maintained, contributed to or required to be contributed to by Seller, for the benefit of any current employee, officer or director who is engaged in connection with the Business (the "Business Personnel") or under which any Business Personnel has accrued and remains entitled to any benefits, and (ii) with respect to which Buyer or a plan of Buyer will under Article 11 hereof provide either substantially comparable benefits or receive any direct or indirect transfer or rollover of benefits (the "Seller Benefit Plans"). Seller has made available to Buyer or its agents a copy of the most recent summary plan description related to each Seller Benefit Plan.

         6.16 Receivables: The Receivables represent transactions entered into by the Business for good and valuable consideration resulting from the bona fide sale of products or performance of services in the ordinary course of the conduct of the Business.

         6.17 Subsidiaries: No equity or other ownership interests in any corporation, partnership, limited partnership, joint venture, trust, limited liability company, association or other legal entity are included in the Business Assets.

         6.18 Product Liability: Except as may be disclosed to Buyer in Disclosure Schedule 6.18, since January 1, 1998, to Seller's knowledge, there have been no material claims or complaints, and there are no material claims or complaints existing or threatened against Seller for product liability in respect of any product manufactured, sold or distributed at any time by Seller in connection with the Business, including any claim on account of any express or implied warranty, except for normal returns and allowances in the ordinary course of business consistent with past practice.

         6.19 Financial Statements: Seller has furnished to Buyer and/or Zomax and Arthur Andersen LLP ("AA"), Buyer's and/or Zomax's accountants and tax advisors, copies of certain statements of operations, statements of cash flow, balance sheets and general ledgers with respect to the Business (the "Financial Statements") as well as certain projections (the "Projections"). Seller makes no representations or warranties regarding the Financial Statements or the Projections. Seller has been advised that AA has reviewed and taken certain exceptions to the Financial Statements based on its due diligence activities. Seller represents that if the financial books and records provided to Buyer and/or Zomax and AA (other than the Financial Statements) were used and accepted as accurate by competent Certified Public Accountants to prepare financial statements in accordance with GAAP, such financial statements would present fairly the financial condition of Seller and the financial results of Seller with respect to the Business for the dates and periods, respectively, to which they relate.

         6.20 Required Assets: Except as described in Schedule 6.20 or elsewhere herein, the Business Assets, together with any Material Contracts not included as a part thereof, include all intellectual property rights needed to conduct the Business as presently conducted, without infringing on the rights of any other party, except for the Excluded Assets described in Sections 4.05 and 4.08.

         6.21 Year 2000 Compliance: Seller makes no representation or warranty that any of the Business Assets are compliant with Year 2000 and makes no other representation or warranty with respect to occurrence of the Year 2000 or any other date after December 31, 1998. To Seller's knowledge, based solely on information received from the vendors and/or licensors of software used by Seller, and without any independent investigation thereof, the software listed on Schedule 6.21 is or is not Year 2000 compliant as so indicated therein. To Seller's knowledge, Seller has provided to Buyer all information known to Seller, including the studies and reports identified on Schedule 6.21, with respect to Year 2000 compliance, or lack of compliance, of the Business Assets.

         6.22 Permits and Licenses: Seller has maintained in full force and effect all permits, certificates of occupancy and licenses required to operate the Business prior to Closing.

         6.23 Seller's Books and Records: To Seller's knowledge, Seller's non-financial books and records which, to Seller's knowledge, were provided in the due diligence process (including customer order files, employment records and production and manufacturing records) are in all material respects accurate and, to the extent maintained by Seller in the ordinary course of business, complete unless otherwise disclosed therein or otherwise.

         6.24 Inventory: The Inventory represents the normal supplies and stock in trade of Seller on hand as of the close of business on the Closing Date. The Inventory is and as of Closing will be good, merchantable and saleable in the ordinary course of business.

         Notwithstanding anything herein or elsewhere to the contrary, it is agreed as follows:

         6.25 NO OTHER REPRESENTATIONS OR WARRANTIES: EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ANY AFFILIATE, AGENT OR REPRESENTATIVE OF SELLER HAS MADE, AND SELLER IS NOT LIABLE FOR OR BOUND IN ANY MANNER BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, PROMISES, STATEMENTS, INDUCEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE BUSINESS OR THE BUSINESS ASSETS OR ANY PART THEREOF (INCLUDING WITHOUT LIMITATION THEIR DESIGN, CAPACITY, CONDITION, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE). WITHOUT LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER IS NOT LIABLE FOR OR BOUND BY (AND BUYER HAS NOT RELIED UPON) ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR ANY OTHER INFORMATION RESPECTING ANY PORTION OF THE BUSINESS OR THE BUSINESS ASSETS FURNISHED BY SELLER OR ANY BROKER, EMPLOYEE, AGENT, CONSULTANT OR OTHER PERSON REPRESENTING OR PURPORTEDLY REPRESENTING SELLER.

         6.26 NO WARRANTY OF PROBABLE SUCCESS OR CONDITION OF ASSETS: SELLER MAKES NO WARRANTY REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE OWNERSHIP, USE OR OPERATION OF THE BUSINESS OR THE BUSINESS ASSETS AFTER THE CLOSING. ANY FORECASTS OR PROJECTIONS OR STATEMENTS REGARDING FUTURE PERFORMANCE OR RESULTS, FINANCIAL OR OTHERWISE, PROVIDED TO BUYER ARE NOT INTENDED TO BE RELIED UPON BY BUYER, AND BUYER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON SAME. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTY AS TO THE PHYSICAL CONDITION OR SUITABILITY FOR ANY PARTICULAR PURPOSE OF ANY OF THE BUSINESS ASSETS, INDIVIDUALLY OR COLLECTIVELY, WHICH ASSETS ARE ALL BEING PURCHASED ON AN "AS IS", "WHERE IS" AND "WITH ALL FAULTS" BASIS.



                                    ARTICLE 7
                               BUYER'S WARRANTIES

         Buyer represents and warrants that as of the date hereof and as of the date of Closing:

         7.01 Organization; Good Standing: Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Province of Nova Scotia and has full corporate power to execute, deliver and perform this Agreement.

         7.02 No Conflict with Other Instruments or Agreements: Neither the execution, delivery or performance of this Agreement by Buyer, nor the consummation of transactions contemplated by this Agreement by Buyer will:

              (a) violate any provision of the Articles of Incorporation, Bylaws or similar constitutional documents of Buyer, or any law, rule, regulation, order, judgment or decree by which the Buyer may be bound; or

              (b) conflict with, result in a breach of the terms and conditions of, or constitute a default under, any agreement to which Buyer is a party or by which it may be bound.

         7.03 Authorization; Binding Effect:

              (a) Buyer has the corporate power, including all necessary authorization, to execute, deliver and fulfill the provisions of this Agreement, and this Agreement constitutes a legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the enforcement of creditors' rights generally and rules and laws concerning equitable remedies.

              (b) Except as set forth in Schedule 7.03, no consent, authorization, or approval of, or exemption by, or filing with, any court or governmental, public, or self-regulatory body or authority, that is material to the operation of the Business, is required in connection with the execution, delivery and performance by Buyer of this Agreement or of any of the instruments or agreements herein referred to, or the taking of any action herein contemplated to be taken by Buyer.

         7.04 Brokers or Finders: Buyer has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees with respect to the matters provided for in this Agreement.

         7.05 Permits and Licenses: Buyer will apply for and retain in full force and effect all permits, certificates of occupancy and licenses required to operate the Business on and after Closing.

         7.06 No Instigation of Investigations: Except for actions required under Section 7.05 or taken in the ordinary course of business, Buyer will not instigate any activity that would require or encourage any governmental or public body or authority to investigate matters covered by Seller's warranties or indemnities.


                                    ARTICLE 8
                                BUYER'S INDEMNITY

         Subject to the limitations and procedures set forth in Article 17 hereof, Buyer shall indemnify and hold Seller harmless from and against and in respect of all losses, expenses (including without limitation reasonable attorneys' fees), fines, debts, liabilities and obligations of any nature whatsoever ("Losses") incurred by Seller to the extent that they relate to or arise out of:

         8.01 Assumed Liabilities: The Assumed Liabilities.

         8.02 Buyer's Ownership, Use or Operation of the Business Assets:
Buyer's ownership, use or operation or occupancy of the Business Assets on or after the Closing Date.

         8.03 Environmental Liabilities:

              (a) Any remediation, removal, response, abatement, cleanup, investigative or monitoring costs, penalties, fines or damages for personal injury or property damage, pursuant to a final judicial or administrative decree or order or settlement agreement related to: (i) the generation, transportation, storage, release or disposal of any Materials of Environmental Concern related to the Business Assets or the Business on and after the Closing Date, either during or after Buyer's ownership, use or operation of the Business Assets; and
(ii) violations of federal, provincial, state or local Environmental Laws, including requirements of environmental permits, by the Business on and after the Closing Date (the "Buyer's Environmental Liabilities").

              (b) [Intentionally omitted.]

         8.04 Breach of Warranty: Any breach of any of the representations and warranties of Buyer contained in this Agreement, or nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement.

         8.05 Liability As to Employees: Any liability arising out of Buyer's termination of any Transferred Employee or the failure of Buyer to provide compensation and benefits to any Transferred Employees equivalent to the compensation and benefits paid or provided to him or her prior to Closing.

         8.06 No Consequential Damages: Notwithstanding anything to the contrary, Buyer shall not be responsible for damages in the nature of punitive, indirect or consequential damages arising out of any breach by Buyer of Buyer's obligations under this Agreement.


                                    ARTICLE 9
                               SELLER'S INDEMNITY

         Subject to the limitations and procedures of Article 17 hereof, Seller shall, indemnify and hold Buyer harmless from and against and in respect of all Losses incurred by Buyer to the extent they relate to or arise out of:

         9.01 Seller's Ownership, Use or Operation of the Business Assets:
Seller's ownership, use or operation or occupancy of the Business Assets prior to the Closing Date (except to the extent that such Losses relate to any Account Payable or the performance on and after the Closing Date of any Contract) and the Excluded Liabilities.

         9.02 Environmental Liabilities: Any remediation, removal, response, abatement, cleanup, investigative or monitoring costs, penalties, fines or damages for personal injury or property damage, pursuant to a final judicial or administrative decree or order or settlement agreement related to: (i) the generation, transportation, storage, release or disposal of any Materials of Environmental Concern related to the Business Assets or the Business prior to Closing, either before or during Seller's ownership, use or operation of the Business Assets; and (ii) violations of federal, provincial, state or local Environmental Laws, including requirements of environmental permits, by the Business prior to Closing (the "Seller's Environmental Liabilities").

         9.03 Breach of Warranty: Any breach of any of the representations and warranties of Seller contained in this Agreement, or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement.

         9.04 No Consequential Damages: Notwithstanding anything to the contrary, Seller shall not be responsible for damages in the nature of punitive, indirect or consequential damages arising out of any breach by Seller of Seller's obligations under this Agreement.


                                   ARTICLE 10
                                 INTERIM PERIOD

         Seller and Buyer covenant and agree that between the date of this Agreement and the Closing Date:

         10.01 Operation of the Business Assets: Seller shall not, without having received the prior written consent or the written request of Buyer, do any of the following with respect to the Business:

              (a) demolish, remove, alter, enlarge or dispose of any of the Business Assets other than in the ordinary course of business, other than removal of any of the Excluded Assets described in Article 4;

              (b) make any material change in the Plant, the Leased Premises or Seller's operation of the Business Assets other than in the ordinary course of business;

              (c) sell or otherwise dispose of any of the Business Assets, other than assets that would be included in the Inventory, Receivables and Miscellaneous Assets, except in the ordinary course of business;

              (d) make or become a party to any contract, commitment, or other arrangement (other than contracts described as "under negotiation" on Disclosure
Schedule 6.09) or renew, extend, amend or modify any contract, commitment or other arrangement which in any one case involves an amount in excess of $25,000 except in a manner and on terms consistent with past practices;

              (e) pay or agree to pay, conditionally or otherwise, any bonus, additional compensation, pension, or severance pay to any of its present employees whose annual base compensation and expected commissions exceed $50,000, other than such payments as Seller is or may become obligated to pay pursuant to agreements or benefit plans in effect on the date hereof;

              (f) increase the rate of compensation (including salaries, fees, commission rates, bonuses, profit sharing, incentive, pension, retirement, or other similar payments and benefits) being paid at the date hereof to any of Seller's employees whose annual base compensation and expected commissions exceed $50,000;

              (g) hire any employee whose annual base compensation and expected commissions exceed $50,000;

              (h) make any material change in the Business Assets other than the Excluded Assets or those that would be included in the Inventory, Receivables and Miscellaneous Assets;

              (i) sell or dispose of any leases pertaining to the Business Assets, or enter into any renewals or extensions of existing leases or enter into any new leases which in any one case involve an amount in excess of $25,000;

              (j) permit any amendment or termination of any Material Contract (other than an expiration of the contract) if Seller has the contractual right to prevent same;

              (k) alter or revise its accounting principles, procedures, methods or practices;

              (l) remove or permit to be removed from the Leased Premises any Business Asset other than the Excluded Assets or assets that would be included in the Inventory, Receivables and Miscellaneous Assets except in the ordinary course of business; or

              (m) change its credit policy as to sales of inventory or collection of accounts receivable.

         10.02 Exceptions: Notwithstanding Section 10.01 or any other provision of this Agreement, Seller may do any of the following between the date of this Agreement and the Closing Date:

              (a) take action or inaction that affects only the Excluded Assets or results in the removal or destruction of Excluded Assets and does not materially and adversely affect the Business Assets.

              (b) take action or inaction that results in the reduction, elimination or removal of Excluded Liabilities and any lien or encumbrance not contemplated hereunder to exist on the Closing Date.

         10.03 Work Diligently Towards Closing: Buyer and Seller shall each use its reasonable best efforts to work diligently, including obtaining all necessary governmental approvals and filings, towards completing the transaction contemplated by this Agreement on the contemplated Closing Date.


                                   ARTICLE 11
                            EMPLOYEE BENEFIT MATTERS


         11.01 Offer of Employment: Except as otherwise set forth in Schedule 11.01, Buyer will offer employment to all of the employees of Seller as of the Closing Date who are actively employed at the Plant or Leased Premises, involved in the conduct or operation of the Business, and to those other employees of Seller as to whom Seller and Buyer have agreed in writing as of the Effective Date shall receive such offer (all collectively, the "Offeree Employees"). Seller shall use reasonable efforts to encourage such employees to accept Buyer's offers of employment. Those employees who accept such offers of employment effective as of the Closing Date are referred to herein as "Transferred Employees". Those employees involved in the conduct or operation of the Business as of November 16, 1998 are listed in Schedule 11.01 hereto. For purposes hereof, "actively employed" refers to employees of Seller employed by the Business on the Closing Date (including those on leave) other than those who have been absent from work for more than six months as of the date hereof (excluding those who are absent pursuant to applicable laws providing for mandated leave).

         11.02 Compensation and Benefits. Buyer shall offer each of the Offeree Employees salary, wages, variable compensation and employee benefit plans that in the aggregate are substantially comparable to salary, wages, variable compensation and benefit plans paid or provided to Transferred Employees immediately preceding the Closing Date.

         11.03 Pre-Closing Compensation: Seller will pay to all Transferred Employees wages, salaries and variable compensation and any other type of compensation earned prior to the Closing Date.

         11.04 Employment Liabilities: Except as specifically described herein, Seller shall assume and be responsible for all liabilities in connection with any claim incurred prior to the Closing Date by Transferred Employees under Seller's Benefit Plans (as described in Section 6.15 hereof). Buyer shall assume and be responsible for all liabilities in connection with claims incurred on and after the Closing Date by Transferred Employees under any of Buyer's employee benefit plans (of the kind described in Section 6.15 hereof). For purpose of this Section, a claim shall be considered incurred on the date treatment is rendered or a service performed. Worker's Compensation claims of any Transferred Employees shall be the responsibility and liability of Seller if the claim is made prior to the Closing Date and shall be the responsibility and liability of Buyer if the claim is made on or after the Closing Date.

         11.05 Employee Benefit Plans. Buyer's offer of employment under Section
11.01 above to Seller's employees shall include the employee benefit plans, policies and/or programs described in this section.

              (a) Tax-qualified Defined Benefit Pension Plans. As of the Closing Date, the Transferred Employees shall be eligible to participate in any tax-qualified defined benefit pension plan in which comparable employees of Buyer participate, and Buyer shall recognize, solely for purposes of eligibility and vesting (and not for benefit accrual) under said pension plan, the Transferred Employees' length of employment with Seller prior to the Closing Date. To the extent plan amendments are necessary to permit such eligibility and recognition of service for such Transferred Employees, Buyer shall cause such amendments to be adopted and in effect as of the Closing Date.

              (b) Tax-qualified Defined Contribution Plans. As of the Closing Date, the Transferred Employees shall be eligible to participate in any tax-qualified defined contribution plan in which comparable employees of Buyer participate, and Buyer shall recognize, for purposes of eligibility and vesting under said pension plan, the Transferred Employees' employment with Seller prior to the Closing Date. To the extent plan amendments are necessary to permit such eligibility and recognition of service for such Transferred Employees, Buyer shall cause such amendments to be adopted and in effect as of the Closing Date. If Buyer does not maintain such a plan, Buyer shall establish, effective as of the Closing Date, a defined contribution plan, qualified under the PBA and ITA that is substantially comparable in all material respects to the Seller's defined contribution plan, (hereafter "Profit Sharing Plan"), and which recognizes, for purposes of eligibility and vesting, the Transferred Employees' employment with Seller prior to the Closing Date. To the extent permitted by the PBA and ITA, Buyer shall cause the Trustee or Trustees of such defined contribution plan maintained or established by Buyer to accept a transfer of assets (including any promissory notes or other evidence of indebtedness representing the plan loans of Transferred Employees) from Seller's Profit Sharing Plan. Prior to such transfer, Buyer shall provide such documentation as Seller may require evidencing the qualification of such plan under the PBA and ITA.

              (c) Non-qualified Deferred Compensation. As of the Closing Date, the Transferred Employees shall be eligible to participate in any non-qualified deferred compensation plans in which comparable employees of the Buyer participate, and Buyer shall recognize, for purposes of eligibility and vesting under said deferred compensation plans, the Transferred Employees' employment with Seller prior to the Closing Date.

              (d) Medical, Dental, Life Insurance and Disability Plans: As of the Closing Date, Buyer shall enroll the Transferred Employees and their dependents in the medical, dental, life insurance (including accidental death and dismemberment insurance) and short- and long-term disability plans in which comparable employees of the Buyer participate. To the extent that Buyer does not provide one or more of such coverages, Buyer shall establish such plan(s) as may be necessary to provide substantially comparable benefits to those provided by the Seller immediately preceding the Closing Date. The Buyer's medical plan shall waive any waiting period and limitations for pre-existing medical or dental conditions of Seller's employees and dependents. The Buyer's medical and dental plans will apply any amounts paid under the Seller's medical and dental plans by a Transferred Employee for deductibles and copayments during 1998 toward deductibles and out-of-pocket limits of the Buyer's medical and dental plans for the 1998 plan year.

              (e) Vacation: Buyer shall provide the same vacation entitlements to the Transferred Employees as are provided to comparable employees of the Buyer, and Buyer shall recognize, for purposes of vacation accrual under Buyer's vacation program, the Transferred Employees' employment with Seller prior to the Closing Date. Notwithstanding the foregoing, Buyer may require that the number of paid vacation days (or parts thereof) used by any such employee under Seller's vacation program during the calendar year in which the Closing Date falls shall reduce the number of paid vacation days to which a Transferred Employee would otherwise be entitled from Buyer for the remainder of such calendar year; provided, however, that Buyer shall provide to each Transferred Employee time or pay equivalent to the amount of unpaid vacation time to which he or she is entitled as of the Closing Date from Seller.

              (f) Severance: Buyer shall provide the same severance plan to the Transferred Employees as is provided to comparable employees of Buyer and for purpose of eligibility and vesting under such plan, Buyer shall recognize the Transferred Employees' length of employment with Seller prior to the Closing Date. Notwithstanding whether Buyer has such a plan and notwithstanding the terms of such plan, Buyer shall pay to any Transferred Employee who is involuntarily terminated by Buyer without cause a severance benefit of not less than two weeks compensation for each year of service with Buyer on and after the Closing Date and with Seller prior to the Closing Date.

              (g) Other Employee Benefits: As of the Closing Date, the Transferred Employees shall be eligible to participate in such other benefit plans, programs, arrangements or policies, whether written or unwritten, as are provided to comparable employees of the Buyer and, for purposes of eligibility and vesting under such plans, programs, arrangements or policies, Buyer shall recognize the Transferred Employees' length of employment with Seller prior to the Closing Date.

         11.06 Wage Reporting: Buyer and Seller shall follow all Revenue Canada required procedures with regard to reporting of wages for Transferred Employees.

         11.07 Post Closing Termination Liability: Buyer shall be responsible for any liability for claims related to the termination, compensation, or benefits of any Transferred Employee with respect to the period beginning on and after the Closing including any claim by a Transferred Employee of termination, constructive or otherwise, by virtue of Buyer's acts or omissions or Buyer's failing to provide compensation and benefits comparable to that paid or provided by Seller prior to Closing.

                                   ARTICLE 12
                              GOVERNMENTAL CONSENTS

         12.01 Governmental Consents: The sale contemplated by this Agreement is conditional upon receipt prior to Closing of the approvals, consents, authorizations and waivers from governmental and other regulatory agencies which are required to consummate the sale contemplated by this Agreement (including the expiration of any applicable premerger notification waiting period), to enable Buyer to own, use and operate the Business Assets and the Business.

         12.02 Efforts: Each Party shall use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all governmental authorities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement, and also to enable Buyer to own, use and operate the Business Assets and the Business, and each Party will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. The Parties acknowledge that time shall be of the essence in this Agreement and agree not to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.


                                   ARTICLE 13
                                     CLOSING

         13.01 Place and Date of Closing: The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Gowling Strathy & Henderson, in Ottawa, Ontario, Canada, at 10:00 am local time on the business day that is the later of: (a) 15 days after the date of this Agreement; or (b) the eighth business day following satisfaction (or waiver) by the Parties of the conditions to the Closing set forth in Section
13.04 or Section 13.05 of this Agreement, (as provided for therein).

         13.02 Buyer Deliverables at Closing: At the Closing, Buyer shall:

              (a) Pay to Seller or Seller's Affiliate, as Seller shall designate, by wire transfer in immediately available funds in Seller's favor, the part of the Purchase Price set forth in Section 5.03(a)(1), subject to the prorations required hereunder.

              (b) Pay to Seller by wire transfer in immediately available funds in Seller's favor, in an amount equal to the estimate of the values described in
Section 5.03(a)(2), (3) and (4) and determined pursuant to Section 5.03(b)(1).

              (c) Deliver to Seller a certificate of a duly authorized officer of Buyer confirming the accuracy on the Closing Date of the representations and warranties of Buyer contained herein, and that Buyer has performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by Buyer at or prior to Closing.

              (d) Deliver to Seller a legal opinion of Buyer's legal counsel that as of the Closing Date:

                  (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Province of Nova Scotia and has full corporate power to execute, deliver and fulfill the provisions of this Agreement.

                  (ii) Neither the execution, delivery nor performance of this Agreement or the other agreements described herein to which Buyer is a Party (together with this Agreement hereinafter collectively referred to as the "Acquisition Documents") nor the consummation of transactions contemplated by this Agreement violate any provision of Buyer's Articles of Incorporation or Bylaws.

                  (iii) All necessary corporate proceedings to authorize the transactions contemplated by the Acquisition Documents, the performance by Buyer of its obligations under the Acquisition Documents have been taken, and Buyer has executed and delivered all instruments and other documents contemplated hereby.


              (e) Deliver to Seller a legal opinion of Zomax's legal counsel that as of the Closing Date:

                  (i) Zomax is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has corporate power to carry on its business as now being conducted;

                  (ii) neither the execution, delivery or performance by Zomax of the Zomax Guaranty nor the consummation of transactions contemplated by this Agreement violate any provision of Zomax's Articles of Incorporation or Bylaws; and

                  (iii) all necessary corporate proceedings to authorize the transactions contemplated by this Agreement, and the performance by Zomax of its obligation under, and the execution and delivery of, the Zomax Guaranty have been taken.

              (f) Execute and deliver the Undertaking of Assumption and other agreements described in Schedule 13.02(f) and cause to be executed and delivered the Zomax Guaranty.

         13.03  Seller Deliverables At Closing:  At the Closing, Seller shall:

              (a) Deliver to Buyer (a) a certificate of a duly authorized officer of Seller confirming the accuracy on the Closing Date of the representations and warranties of Seller contained herein, and that Seller has performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by Seller at or prior to the Closing and (b) an affidavit of a duly authorized officer of the Seller confirming that on the Closing Date the Seller is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

              (b) Deliver to Buyer a legal opinion of Seller's legal counsel that as of the Closing Date:

                  (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario, and has corporate power to carry on the business as now being conducted.

                  (ii) Neither the execution, delivery or performance of this Agreement nor the consummation of transactions contemplated by this Agreement violate any provision of Seller's Articles of Incorporation or Bylaws.

                  (iii) All necessary corporate proceedings to authorize the transactions contemplated by this Agreement, the performance by Seller of its obligations hereunder, and the execution and delivery by Seller of all instruments and other documents contemplated hereby have been taken.

              (c) Execute and deliver a Transfer/Deed of Land pursuant to the Land Registration Reform Act (Ontario) reasonably acceptable to Buyer and otherwise in content, form and substance complying with local law and custom acceptable to the Title Company conveying the Land and the Fixtures and Improvements to Buyer, subject only to the Permitted Exceptions.

              (d) Deliver to Buyer a legal opinion of the Director of Kao's Legal Department that as of the Closing Date:

                  (i) Kao is a corporation duly organized, validly existing and in good standing under the laws of Japan, and has corporate power to carry on its business as now being conducted.

                  (ii) Neither the execution, delivery or performance by Kao of the Kao Guaranty nor the consummation of transactions contemplated by this Agreement violate any provision of Kao's Articles of Incorporation.

                  (iii) All necessary corporate proceedings to authorize the transactions contemplated by this Agreement, and the performance by Kao of its obligations under, and the execution and delivery of, the Kao Guaranty have been taken.


              (e) Execute and deliver such assignments, bills of sale, endorsements, notices, consents, assurances and such other instruments of conveyance and transfer as counsel for Buyer shall reasonably request in order to vest in Buyer title to all of the Business Assets including, without limitation, the Bill of Sale, the Undertaking of Assumption, and other agreements described on Schedule 13.03(d). Simultaneously with the delivery of the Bill of Sale, Seller shall take all such steps as may be necessary to put Buyer in actual possession and control of the Business Assets.

              (f) Cause to be executed and delivered the Kao Guaranty.

         13.04 Conditions to Buyer's Obligation. The obligation of
Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions (unless Buyer expressly waives any such condition):

              (a) Buyer and Seller shall have received or obtained all governmental and regulatory consents and approvals as specified in Article 12 hereof, and any applicable waiting period with respect thereto shall have expired or been terminated.

              (b) No injunction restraining or prohibiting the transactions contemplated hereby shall have been issued by a court or governmental authority.

              (c) Seller (and its Affiliates where required) and its officers and counsel shall have executed and delivered the items described in Section
13.03 of this Agreement.

              (d) No material damage to or loss of the Business Assets by fire or other casualty shall have occurred between the date of this Agreement and the Closing Date which has a material adverse impact on the Business Assets as a whole.

              (e) The closing of the Other Purchase and Sale Agreements shall have occurred or shall occur simultaneously with Closing hereunder.

              (f) Buyer shall have received consents for the assignment to Buyer of those Contracts identified in Schedule 13.04(f).

              (g) Buyer and/or Zomax shall have obtained financing for this transaction pursuant to a financing commitment letter from GE Capital dated November [ ], 1998, a copy of which has been furnished by Buyer and/or Zomax to Seller. Buyer shall, and cause Zomax and each of its Affiliates to, use its best efforts, exercised in good faith, to secure said financing and shall take no action, or permit any of its Affiliates to take any action that is intended to induce or have the effect of inducing GE Capital to withdraw or not honor its agreement to extend credit to Buyer and/or Zomax or its Affiliates. In the event that GE Capital does not provide financing for the transaction, Buyer will use, and shall cause each of its Affiliates to use, its best efforts to secure replacement financing on commercially reasonable terms. Further, Buyer shall offer its full faith and credit in the effort to obtain such financing.

              (h) In the aggregate no material adverse change in the Business shall have occurred between the date of this Agreement and the Closing Date, including any such change with respect to customer or supplier relationships, other than changes in the ordinary course of business or changes attributable to a negative reaction among customers or suppliers to the proposed acquisition of the Business by Buyer.

         13.05 Conditions to Seller's Obligation. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions (unless Seller expressly waives any such condition):

              (a) Buyer and Seller shall have received or obtained all governmental and regulatory consents and approvals as specified in Article 12 hereof, and any applicable waiting period with respect thereto shall have expired or been terminated.

              (b) No injunction restraining or prohibiting the transactions contemplated hereby shall have been issued by a court or governmental authority.

              (c) Buyer shall have delivered to Seller the funds required to be delivered to them pursuant to Sections 13.02(a) and (b) of this Agreement.

              (d) Buyer (and its Affiliates where required), and its officers and counsel shall have executed and delivered the items described in Section
13.02 of this Agreement.

              (e) The closing of the Other Purchase and Sale Agreements shall have occurred or shall occur simultaneously with Closing hereunder.


                                   ARTICLE 14
                                  POST CLOSING

         Seller and Buyer agree that after the Closing Date:

         14.01 Delivery of Business Records: As soon after the Closing as is reasonably practicable, Seller shall cause the Business Records to be delivered to Buyer.

         14.02 Delivery of Transferred Employee Records: Seller shall deliver to Buyer all personnel records, including medical files, on the Transferred Employees who consent to such delivery, as evidenced by a consent form delivered to Seller by Buyer in form reasonably satisfactory to Seller.

         14.03 Buyer Cooperation with Seller's Disposal of Product and Seller's Warranty Obligations: After the Closing Date:

              (a) Buyer shall reasonably cooperate in Seller's efforts to sell or resell any rejected or returned finished products which have been sold, shipped or set aside for a customer of the Business prior to the Closing Date.

              (b) Buyer shall provide warranty services on mutually agreed terms on Seller's behalf and at Seller's expense with respect to products sold by the Business prior to the Closing. At Seller's request and expense, this shall include accepting the return of non-conforming products and replacement with conforming products.

         14.04 Access to Records: From time to time, upon request by Seller, Buyer shall permit Seller reasonable access to and copies of the books and records delivered to Buyer in accordance with Sections 14.01 and 14.02 for purposes of tax and other legal compliance. Buyer shall retain such books and records (including employment records) for a period of at least seven years from the Closing Date or such longer period as may be required by applicable law.

         14.05 Cooperation in Litigation: After Closing, each Party shall reasonably cooperate with the other Party and the other Party's attorneys in the defense or prosecution of any litigation, action, suit or proceeding instituted against or by the other Party pertaining to the Business Assets or the Business, excluding, however, any litigation, action, suit or proceeding between the Parties (including their Affiliates). Such cooperation shall include, but not be limited to, conferring with the other Party's attorneys or experts at their offices during normal business hours at mutually convenient times and making available to the other Party's attorneys documents or copies of documents specific to the Business Assets or the Business, and such cooperation shall include giving testimony voluntarily. Such cooperation shall not require the cooperating Party to be joined as a Party in any such litigation. Each Party further agrees that it shall not voluntarily disclose to any third party without the other Party's consent any information or documents received by it heretofore or hereafter from the other Party's attorneys in connection with the defense or prosecution of any litigation or proceedings. The other Party shall pay the out-of-pocket expenses of the cooperating Party and those expenses of the cooperating Party's employees and agents reasonably incurred in connection with providing such cooperation but shall not be responsible for paying any fees or for reimbursing the cooperating Party for the salaries or costs of fringe benefits or other similar expenses of the cooperating Party's employees in connection with time spent providing such cooperation to the other Party.

         14.06 Removal of Seller's Name from Property: Not later than 90 days after the Closing Date, Buyer shall remove Seller's name, logo and identifying marks from the exterior of the Plant and the Leased Premises, and from all vehicles, equipment and other assets (other than Inventory) acquired hereunder from Seller. In the event Buyer fails to remove Seller's name within the 90 day period, Buyer hereby grants Seller and its representatives the right of access to said property, during normal business hours to remove Seller's name, logo and identifying marks from the exterior of the Plant and Leased Premises and other assets. Buyer shall pay the full cost of such removal at the rates charged by premium companies that do such work.

         14.07 Use of Current Supplies:

              (a) Buyer will have after the Closing in Inventory a quantity of work-in-process, preprinted stationery, packaging material and other supplies (including all Inventory acquired by Buyer) which bear the "Kao" or "Kao Infosystems" name and logo. For a period of six months from the Closing Date, and solely with respect to any Inventory acquired by Buyer pursuant to this Agreement, Seller shall grant or cause to be granted to Buyer a paid-up, royalty-free license, to remain in effect until the exhaustion of such Inventory in the ordinary course of business (not to exceed six months), to use in the United States and Canada any trademarks, trade names, trade dress, copyright or other proprietary rights of Seller associated with such Inventory. Such license shall be non-exclusive and without any warranty of any kind, express or implied, including but not limited to any warranty of noninfringement. Such license shall be in addition to other licenses granted hereunder or under the other documents in accordance with the terms of this Agreement. Buyer shall not be entitled to use the "Kao", "Kao Infosystems" or "Kao Infosystems Canada" name and/or logo for any purpose whatsoever except as specifically provided in this Section 14.07.

              (b) Notwithstanding anything contained in this Section to the contrary, so that Buyer is not required to remaster existing customer titles for optical discs, Buyer may do the following to the extent it is consistent in all respects with applicable laws: Buyer may continue to manufacture existing customer titles bearing the "Kao", "Kao Infosystems", or "Kao Infosystems Canada Inc." name and/or logo on the mirror band but for a period not to exceed six months from the Closing Date so long as Buyer also discloses thereon, to the extent required by law, that it is the manufacturer thereof and such optical disc was made in Canada and otherwise complies with applicable law. During such six-month period Buyer shall be required to use an identification mark that identifies each optical disc with the "Kao", "Kao Infosystems" or "Kao Infosystems Canada Inc." name and/or logo as having been replicated by Buyer. When a title requires remastering or is remastered, Buyer must remove the "Kao", "Kao Infosystems", or "Kao Infosystems Canada Inc." name and/or logo for such title. The license to Buyer set forth in this Section shall be deemed to include the rights set forth in the preceding section. Buyer shall fully indemnify and hold Seller and its Affiliates harmless from all loss, costs, claims, suits and expenses, including reasonable attorneys fees, arising out of Buyer's use of the "Kao", "Kao Infosystems", or "Kao Infosystems Canada Inc." name and/or logo. At the end of the aforesaid six-month period, Buyer shall certify in writing to Seller that it has destroyed and ceased using all stampers that imprint the "Kao" , "Kao Infosystems", or "Kao Infosystems Canada Inc." name.

         14.08 Tax Matters: Buyer and Seller agree to reasonably cooperate and assist one another regarding all tax matters related to the Business Assets sold pursuant to this Agreement. Buyer agrees to cooperate and assist Seller in connection with any tax audits of Seller for any periods through the Closing Date.

         14.09 Consents to Assignment. Seller is a party to various contracts, license agreements and other agreements ("agreements" or each an "agreement" for purposes of this Section 14.09) relating to the Business, which, in order to constitute a Contract and be assigned to Buyer hereunder as part of the Business Assets requires the consent of a Third Party. If a consent so required has not been obtained for such an assignment prior to Closing, the Parties shall proceed as follows after Closing:

              (a) the Parties shall cooperate using reasonable efforts to novate the agreement or have it assigned to Buyer.

              (b) until the agreement is novated or assigned Seller shall hold it in trust for Buyer absolutely and Buyer shall, as Seller's sub-contractor (if such sub-contracting is permissible and lawful under the agreement), perform all the obligations of Seller under the agreement to be discharged after Closing and shall indemnify Seller against all actions, proceedings, costs, damages, claims and demands in respect of any failure on the part of Buyer to perform those obligations; and

              (c) until the agreement is novated or assigned, Seller shall (so far as it lawfully may) give all reasonable assistance to Buyer (at Buyer's request and expense) to enable Buyer to enforce the rights under the agreement held for Buyer in trust. If the agreement prohibits Buyer from acting as Seller's sub-contractor (as referred to in paragraph (b) above) or Buyer cannot be permitted to act as sub-contractor because of confidentiality obligations, Seller shall, at the cost of Buyer and to the extent that Seller is reasonably able, do all such acts and things as Buyer may reasonably require to enable due performance of the agreement and to provide for Buyer the benefits, subject to the burdens and obligations, of the agreement, and Buyer shall indemnify Seller in respect of all such acts and things. Buyer agrees to cooperate with such efforts by Seller to the fullest extent practicable, including without limitation supplying Seller with products or services at no cost to Seller provided Seller assigns to Buyer all consideration received therefor from a purchaser thereof.

         14.10 Collection of Receivables. The Parties will cooperate in good faith to ensure that payments of the Receivables to Seller are forwarded to Buyer except to the extent any such Receivables are retained by or returned to Seller hereunder.

         14.11 Noncompetition. In consideration of Seller's rights under this Agreement, Seller agrees that, from and after the Effective Date and continuing for five years thereafter, Seller will not and will cause Kao and any other Affiliate of Kao not to, do any of the following, except to the extent otherwise provided in Schedule 14.11:

              (a) directly or indirectly, own any interest in, control, or render services to (including but not limited to services in research), any person, entity, or subsidiary, subdivision, division, or joint venture of such entity in connection with the following activities (collectively, the "Restricted Activities"): the design, development, manufacture, marketing, or sale of CD's, the marketing or sale of replicated or duplicated software, or the assembly, packaging or distribution (including electronic distribution) of software, other than as an adjunct to or in connection with Core Activities (as defined in Schedule 14.11 hereto), anywhere in the world;

              (b) directly or indirectly, solicit any of the Buyer's present or future employees, excluding Stephen Fisher, engaged in the Restricted Activities (while such employees are employed by Buyer) to leave their employment with Buyer for the purpose of hiring them or inducing them to leave their employment with Buyer;

              (c) directly or indirectly, solicit sales for LOGISTIX (SINGAPORE) PTE LTD from Buyer's customers or potential customers;

              (d) directly or indirectly engage in the Restricted Activities.

         14.12 Breach of Noncompetition Provisions of this Agreement. In addition to any other relief or remedies afforded by law or in equity, if Seller breaches the non-competition provisions of this Agreement, Seller agrees that Buyer shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction plus reasonable attorneys fees for securing such relief. Seller hereby admits that irreparable damage will result to the Buyer if Seller violates or threatens to violate the terms of the non-competition provisions of this Agreement. Buyer shall be able to pursue any other appropriate relief including, without limitation, money damages against Seller for breach of the non-competition provisions of this Agreement.

         14.13 Management Services. For a reasonable period after Closing, Seller and its Affiliates shall make its employees, if any, available to Buyer for a reasonable amount of telephone consultation in connection with the Business so long as such consultation does not materially interfere with such employee's other duties. This covenant shall not be deemed to require Seller to keep any employees employed, and this covenant shall terminate if Seller ceases to have any employees.

         14.14 Use of Computer Software Assets: After the Closing Buyer shall permit Seller reasonable access to and the right to use Computer Software Assets to the extent needed by Seller in the period it winds up and concludes its affairs.

         14.15 Misdirected Mail. After Closing, any mail or communication that is addressed to one Party (addressee) but is received by the other Party (recipient) will be forwarded by the recipient to the addressee. For purposes of this Section 14.15, Buyer shall forward any mail that it receives that is addressed to Seller to Kao Infosystems Canada Inc. c/o Kao America, Inc., 7th Floor, Hercules Plaza, 1313 N. Market Street, Wilmington, DE 19801 U.S.A.

         14.16 Employer Health Tax. The Seller acknowledges and agrees that, notwithstanding completion of the transaction contemplated by this Agreement, it shall continue to have sole responsibility and liability for the payment of tax pursuant to the Employer Health Tax Act, 1989 (Ontario) or any similar legislation in respect of all remuneration paid to employees of the Seller in the Business, in respect of services required during the period prior to the Closing Date (the "Pre-Closing Remuneration"), unless such obligation is included within the Accounts Payable as calculated under Section 5.03(a)(4) to determine the final Purchase Price, whether or not the same be paid by the Seller or the Buyer and whether or not before or after the Closing Date.


                                   ARTICLE 15
                                 BULK SALES ACT

         Buyer hereby waives compliance by Seller with the requirements of any and all laws relating to bulk sales and transfers; and as consideration for such waiver by Buyer, Seller agrees to indemnify Buyer for any loss to Buyer resulting from any claim by any creditors of Seller under any such law.


                                   ARTICLE 16
                    RIGHT OF TERMINATION; DISPUTE SETTLEMENT

         16.01 Termination:

              (a) The Parties recognize the potential damage to the Business from a failure to close or a delay in Closing. Therefore, the conditions precedent to Closing are limited as set forth in Sections 13.04 and 13.05.

              (b) This Agreement may, by notice given prior to or at the Closing, be terminated

                  (i)       by mutual written consent of Buyer and Seller; or

                  (ii) by either Buyer or Seller if the Closing has not occurred for any reason (other than through the failure of the Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before February 15, 1999; or

                  (iii) by either Party in the event of a material breach by the other Party hereunder where such breach has not been cured within 30 days following receipt of notice of breach from the non-breaching Party. For the purposes of this Section 16.01(b)(iii), one or more breaches will be material if in the aggregate such breaches have a material adverse impact on the Business or the Business Assets as a whole. Solely for purposes of this Section 16.01(b)(iii), in determining whether one or more breaches will be material for such purposes, the provisions of this Agreement susceptible of breach shall be read as if no reference for materiality were contained therein.

              (c) Each Party's right of termination under this Section 16.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to this Section 16.01, all further obligations of the Parties shall terminate except that the obligations of
Section 18.09 will survive; provided, however, that if this Agreement is terminated because of a breach of the Agreement by the other Party or because one or more conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired.

         16.02  Dispute Settlement:

              (a) The Parties shall attempt in good faith to promptly resolve any dispute arising out of or relating to this Agreement by negotiation between executives who have the authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Either Party may give the other Party written notice of a dispute not resolved by such executives in the normal course of business. If the matter has not been resolved by these persons within two months of a disputing Party's notice, the dispute shall be referred to a more senior executive of the Parties.

              (b) In the event the Parties have not resolved a dispute pursuant to Sections 16.02(a) above, they shall be free to pursue any other remedy provided by operation of law.



                                   ARTICLE 17
              SURVIVAL, REMEDIES AND PROCEDURE FOR INDEMNIFICATION

         17.01 Period for Taking Action: Representations, warranties, covenants and agreements hereunder shall survive Closing but only to the extent set forth below.

              (a) The representations and warranties of the Parties hereunder shall survive Closing but only for a period of eighteen months from and after the Closing Date; provided, however, Seller's representation and warranty contained in Section 6.22 above shall survive Closing only for a period of ninety days after Closing.

              (b) The obligations of Buyer to indemnify Seller under Sections 8.01, 8.02, and 8.03 above shall survive Closing without any limitation as to time, subject to applicable statutes of limitations.

              (c) The obligations of Buyer to indemnify Seller under Section
8.04 above with respect to breaches of its representations and warranties contained herein shall survive Closing but expire eighteen months after the Closing.

              (d) The agreements and covenants of Buyer, other than its representations and warranties, shall survive Closing without limitation as to time, subject to applicable statutes of limitations.

              (e) The obligations of Buyer to indemnify Seller under Section
8.04 above with respect to the nonfulfillment of any agreement or covenant by Buyer under this Agreement shall survive Closing without any limitation as to time, subject to applicable statutes of limitations.

              (f) The obligations of Seller to indemnify Buyer under Sections
9.01 and 9.02 above shall survive Closing without any limitation as to time, subject to applicable statutes of limitations.

              (g) The obligations of Seller to indemnify Buyer under Section
9.03 above with respect to breaches of its representations and warranties contained herein shall survive Closing but expire eighteen months after the Closing; provided, however, Seller's obligation to indemnify Buyer with respect to Seller's representation and warranty contained in Section 6.22 above shall survive Closing only for a period of ninety days after Closing.

              (h) The agreements and covenants of Seller, other than its representations and warranties, shall survive Closing without limitation as to time, subject to applicable statutes of limitations.

              (i) The obligations of Seller to indemnify Buyer under Section
9.03 above with respect to the nonfulfillment of any agreement or covenant by Seller under this Agreement shall survive Closing without any limitation as to time, subject to applicable statutes of limitations.

              (j) Any claim made by Buyer against Seller in accordance with this Agreement shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn on the expiry of 6 months after notice of such claim is received by Seller unless proceedings in respect of such claim shall then have been commenced against Seller and for this purpose proceedings shall not be taken to have been commenced unless they have been both filed and served on Seller. Except as provided in the foregoing sentence, any on-going claims, actions or demands commenced prior to expiration of the claim period set forth in Section 17.01 or specifically stipulated elsewhere in this Agreement may be pursued to conclusion even if final judgment or settlement of such claim, action or demand occurs after the claim period has elapsed.

         17.02 Notice: No claim for indemnification may be made with respect to any of the indemnification provisions set forth in Articles 8 and 9 unless notice of such claim for indemnification which satisfies the provisions of
Section 17.06 below or Section 17.07 below with regard to environmental matters is given to the indemnifying Party on or before the expiration date for such indemnification provision as set forth in Section 17.01, but the actual costs or expenses related thereto may be incurred or assessed after such expiration date.

         17.03 Claims: Subject to the limitations set forth in Section 17.04 below, a Party shall be liable in respect of any claim brought by the other Party for indemnification for a breach by such Party of its representations and warranties set forth in this Agreement only if such Party's liability (but for this Section 17.03) for such claim exceeds $10,000 and if such Party's aggregate liability for all such claims which exceed $10,000 exceeds in the aggregate one and one-half percent (1.5%) of the Purchase Price, in which case such Party shall be liable for all such claims which exceed $10,000.

         17.04 Limit: The aggregate liability of any Party arising by reason of any and all claims for indemnification or for a breach by such Party of this Agreement other than those for indemnification pursuant to Sections 8.01, 8.02, 8.03, 8.05, 9.01 and 9.02 above, shall not exceed an amount equal to fifty percent (50%) of the Purchase Price; provided, however, to the extent that a breach by Seller of the covenants set forth in Sections 14.11 and 14.12 above causes such aggregate liability of Seller to exceed an amount equal to fifty percent (50%) of the Purchase Price, this fifty percent (50%) of the Purchase Price limitation shall be increased by the amount of the Seller's liability (but for this Section 17.04) for breach of the covenants set forth in Sections 14.11 and 14.12 above. In no event shall Seller's aggregate liability arising by reason of any and all claims for indemnification or for a breach by Seller of this Agreement other than for indemnification pursuant to Sections 9.01 and 9.02 above exceed one hundred percent (100%) of the Purchase Price.

         17.05 Not a Release of Other Obligations: Notwithstanding the expiration of any of the indemnification provisions set forth in Articles 8 or 9 hereof or the limitations in this Article 17, such expiration and limits are not intended to terminate or in any way modify or reduce the obligation of Seller to be responsible for the payment and performance of its obligations relating to Excluded Liabilities and the obligation of Buyer to be responsible for the payment and performance of its obligations relating to the Assumed Liabilities and payment of Purchase Price in full.

         17.06 Procedure: Except with respect to indemnification of environmental matters, each Party to this Agreement shall give prompt written notice to the other Party under each claim for indemnification hereunder specifying that indemnification is sought pursuant to this Agreement, the amount (to the extent known), nature of and event giving rise to the claim, and of any matter which is likely to give rise to an indemnification claim. The indemnifying Party shall have 30 days after receipt of the above-mentioned notice to undertake control, at its expense, of the defense of any such matter or its settlement; provided that: (i) the indemnifying Party shall not by this Agreement permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified Party, (ii) the indemnifying Party shall permit the indemnified Party to participate in such settlement or defense through counsel chosen by the indemnified Party, provided that the fees and expenses of such counsel shall be borne by the indemnified Party, and (iii) the indemnifying Party shall agree promptly to reimburse the indemnified Party for the full amount of any loss resulting from such claim and all related expense incurred by the indemnified Party pursuant to this Article. Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of the indemnified Party to collect such claims from the indemnifying Party so long as such failure to so notify does not adversely affect the indemnifying Party's ability to defend such claim against a third party. No indemnifying Party, in the defense of any claim or litigation, shall, except with the consent of an indemnified Party, which consent shall not be unreasonably withheld or delayed, consent to entry of any judgment or enter into any settlement by which such indemnified Party is to be bound and which judgment or settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party of a release from all liability in respect to such claim or litigation.

         17.07 Environmental Procedure; Access and Use of Real Property:

              (a) Buyer will at all times take all reasonable steps to mitigate the Environmental Liabilities or potential Environmental Liabilities which fall or may fall within the terms of Article 9. As soon as reasonably practicable after a Party becomes aware of any Environmental Liabilities (whether or not the Party is of the opinion that it has a valid claim against the other Party under Articles 8 or 9), said Party shall give written notice thereof to the other Party including all material details of any Environmental Liabilities.

              (b) With respect to any environmental matter for which Seller may be required to indemnify Buyer under this Agreement, Seller shall have sole control over all negotiations with governmental authorities concerning any environmental measures for such environmental matters; provided that Seller shall not take any action or fail to take any action with respect thereto that has a material adverse impact on Buyer or the Business. Seller shall consult with Buyer from time-to-time as to the status of such negotiations and shall promptly provide Buyer with copies of all proposed documents involving such remediation, provided, however, that Seller shall not agree to any environmental measures which shall adversely affect Buyer's ownership, use or operation of the Business Assets or the Business to any material extent without the prior written approval of Buyer, which shall not be unreasonably withheld.

              (c) After Closing, Seller shall have access to the Plant and Leased Premises (subject to the terms of the applicable lease) for environmental remediation work as follows:

                  (i) Seller retains a right of access to the Plant and the Leased Premises after the Closing for purposes of conducting environmental remediation work. Seller shall make every reasonable effort in implementing the work to reduce to the extent practicable any interference with Buyer's operations at and use of the property in question. Seller shall coordinate its need to access the Plant and Leased Premises with Buyer's local management, including at least ten days' advance notice of use of any heavy equipment.

                  (ii) At the conclusion of any environmental remediation project by Seller at the Plant or Leased Premises, Seller shall promptly dispose of and/or decontaminate all rubbish and debris caused by or otherwise associated with such work, and shall remove all equipment, materials and supplies, and shall restore the property in question to its condition immediately prior to the initiation of the work and leave the same ready for ordinary use, taking into account any necessary above-ground fixtures necessary for the work such as ground water monitoring equipment.

                  (iii) Buyer shall take no action with regard to portions of the real property that Seller has identified prior to Closing as subject to possible environmental remediation that will increase Seller's cost of such remediation or constrict Seller's present access to such property.

              (d) Buyer acknowledges and agrees that:

                  (i) The Land is currently used by Seller for industrial purposes, and

                  (ii) Seller's obligations for any environmental measures shall be limited to those measures applicable to property that meets the present zoning classification of the Land or the Leased Premises, as the case may be.

         17.08 Claim limitations.

              (a) A Party shall not be liable with respect to any claim hereunder to the extent the liability or loss of the other Party in respect thereof (i) is incurred or increased as a result of any legislation or regulation (including those applicable to tax rates) not in force at the Effective Date, any withdrawal of any published concession or ruling by any relevant tax authority, or as a result of any change in legislation or regulation thereafter; (ii) would not have arisen but for an act or omission carried out after the date of this Agreement (other than in the ordinary course of business) by Buyer or its Affiliates and which was carried out by a person who knows or reasonably should have known that it would result in an increase in the liability of the Seller hereunder; (iii) was or is subject to being offset or reimbursed by a reduction in tax liability of the other Party or payment to such other Party of insurance; (iv) a matter which has arisen in respect of any act or omission stipulated to be carried out or omitted pursuant to this Agreement or which is carried out or omitted at the written request of the Party asserting the claim; or (v) a matter which was provided for or taken into account in calculating the Purchase Price under Section 5.03.

              (b) After Closing occurs, a Party may not bring a claim for breach of a representation or warranty hereunder to the extent the basis for the claim is known to the Party prior to the Closing (i.e., is within Seller's knowledge or Buyer's knowledge, as the case may be); provided, however, that if a Party obtains knowledge of the specific basis of a claim after the date hereof and prior to the Closing Date that constitutes a material breach of a representation or covenant and discloses such specific basis to the other Party in writing, and, if the transaction contemplated herein is consummated, the Party so disclosing such specific basis shall not be precluded solely by the operation of this Section 17.08(b) from bringing a claim for breach hereunder; provided further, however, that the consent of the Party receiving such disclosure to proceed to Closing shall be required if the Party making such disclosure is entitled or claims to be entitled to terminate this Agreement under Section 16.01(b)(iii), failing which consent neither Party shall be obligated to close hereunder.

              (c) Nothing in this Article 17 shall derogate from either Party's obligation to mitigate any loss which it suffers in consequence of a breach of this Agreement.

              (d) It is intended that the provisions of this Agreement with respect to claims by one Party against the other shall apply to all claims relating to the transactions contemplated hereby, regardless of whether such claim is based in tort (including, without limitation, negligence) contract, or otherwise, and shall provide the sole and exclusive remedy or remedies relating to the subject matter hereof, the transactions contemplated hereby and the Business Assets. All such claims are subject to the limitations set forth in this Article 17 (including but not limited to Section 17.05).


                                   ARTICLE 18
                                  MISCELLANEOUS

         18.01 Press Release: Buyer and Seller shall each be at liberty to issue a press release or public announcement following execution of this Agreement with respect to the transaction contemplated by this Agreement with the prior written consent of the other Party, and the Parties shall consult each other in advance on the form and content of such releases or announcements. Each Party shall also be entitled to make such disclosures as may be required by applicable law or by applicable regulations of regulatory authorities ("Required Disclosure") without the prior consent of the other Party. Each Party shall provide the other Party with a copy of any Required Disclosure prior to its release. Any Required Disclosure that contains information that is not required by applicable laws or regulations must be approved by the other Party, such approval not to be unreasonably withheld.


         18.02 Fees: Except as otherwise specifically provided herein, the Parties shall pay their own expenses including attorney's fees, incident to the preparation and performance of this Agreement, whether or not the transactions contemplated herein are consummated.

         18.03 Amendments: This Agreement shall not be amended or modified except in writing, signed by both Parties.

         18.04 Successors: This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, provided that prior to the Closing neither Party shall assign this Agreement or any rights herein without the other Party's prior written consent. This Agreement is not intended to confer upon any person except Buyer and Seller (and their respective Affiliates) any rights or remedies hereunder.

         18.05 Merger: All understandings and agreements heretofore existing between the Parties regarding the purchase and sale of the Business Assets are merged into this Agreement (including the Schedules and Exhibits hereto). This Agreement fully and completely expresses the agreement of the Parties and was entered into after adequate investigation. Neither Party is relying upon any statement or representation not embodied in this Agreement, or the Exhibits hereto, made by the other or the other's Affiliates, or by a representative of the other or its Affiliates.

         18.06 Non-waiver of Remedy: The failure of Seller or Buyer to insist, in any one or more instances, upon the strict performance of any of the terms, conditions or covenants of this Agreement shall not be construed as a waiver or relinquishment for the future of such term, condition or covenant. A receipt by Seller or Buyer of any money with knowledge of the breach of any term, condition or covenant of this Agreement, shall not be deemed a waiver of such breach, and no waiver, change, modification or discharge by either Party hereto of any provision in this Agreement shall be deemed to have been made or shall be effective unless expressed in writing and signed by both Seller and Buyer. In addition to the other remedies provided in this Agreement, Seller and Buyer shall be entitled to the restraint by injunction of the violation, or attempted or threatened violation of any of the terms, conditions or covenants of this Agreement, or to a decree compelling performance of any of such term, condition or covenant.

         18.07 Notices: All notices, consents, requests and approvals, any notice of change in address for the purpose of this Article, and other communications provided for or required herein, shall be deemed validly given, made or served, if in writing, and delivered (a) on the day given if served personally, (b) two days following if sent by telecopy to the facsimile number indicated below with a confirmatory notice by delivery to a nationally-recognized express delivery service with instructions and payment for overnight delivery to the address set forth below; or (c) three days following if sent by Certified Mail, postage prepaid:

         If to Seller, addressed to:

               Kao Infosystems Canada Inc.
               c/o Kao Infosystems Company
               40 Grissom Road
               Plymouth, MA  02360
               Attention:  President
               Facsimile Number:  (508) 747-9753
               Telephone Number:  (508) 747-5520

         With copies to:

               Potter Anderson & Corroon, LLP
               Hercules Plaza
               1313 North Market Street
               Wilmington, Delaware  19801  USA
               Attention:  David B. Brown
               Telephone Number:  (302) 984-6000
               Facsimile Number:  (302) 658-1192

                       and
               Kao Corporation
               14-10 Nihonbashi Kayabacho 1-chome
               Chuo-ku, Tokyo 103-8210
               JAPAN
               Attention: Director, Legal Department
               Telephone Number: 81-33-660-7047
               Facsimile Number: 81-33-660-7942

               Kao America Inc.
               c/o The Andrew Jergens Company
               2535 Spring Grove Avenue
               Cincinnati, OH  45214  USA
               Attention:  VP Finance and CFO
               Telephone Number:  (513) 421-1400
               Facsimile Number:  (513) 632-7760


         And if to Buyer, addressed to:


               3024203 Nova Scotia Company
               c/o Zomax Optical Media Inc.
               5353 Nathan Lane
               Plymouth, Minnesota  55441
               Attn:  James T. Anderson
               Facsimile Number: (612) 519-3710
               Telephone Number: (612) 553-9300

         With copy to:

               Fredrikson & Byron, P.A.
               1100 International Centre
               900 2nd Avenue S.
               Minneapolis, Minnesota  55402
               Attn:  Dobson West
               Facsimile Number  (612) 347-7077
               Telephone Number (612) 347-7111


         18.08 Governing Law: This Agreement shall be governed by and construed according to the laws of the United States of America and the State of Delaware. The United Nations Convention on the International Sale of Goods shall not apply to transactions contemplated by this Agreement. The Parties agree to submit to the exclusive jurisdiction of the courts located in Delaware and each appoints the Secretary of State of Delaware (if lacking a registered agent in Delaware) to accept service of process on its behalf, with copies thereof to be sent by the other party by certified mail in accordance with the notice provisions set forth above.

         18.09 Confidentiality: The obligations of confidentiality set forth in that letter from David B. Brown of Potter Anderson & Corroon LLP to Zomax (Attention: Jim Anderson) dated June 24, 1998 are incorporated herein by reference and will apply to and be binding on Buyer, to the benefit of Seller and its Affiliates, as if (a) the parties referred to anonymously therein as "OC" were expressly referred to therein as Seller and its Affiliates; and (b) Buyer were the party who had signed such letter, regardless of whether or not Buyer signed such letter at the time.

         18.10 Severability: If any provision, or portion thereof, of this Agreement is held to be invalid, illegal or enforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         18.11 Schedules and Exhibits: All Schedules and Exhibits referred to herein are hereby incorporated in this Agreement by reference.

         18.12 Headings: The various headings used in this Agreement are for convenience only and are not to be used in interpreting the text of the Article in which they appear or to which they relate.

         18.13 Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.


                              KAO INFOSYSTEMS CANADA INC.



                              By: /s/ George E. Sperzel
                                  Name:     George E. Sperzel
                                  Title:    Assistant Treasurer



                              3024203 NOVA SCOTIA COMPANY



                              By: /s/ James T. Anderson
                                  Name:  James T. Anderson
                                  Title:   CEO